EXHIBIT 16.1


August 1, 2001



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir/Madam:

We have read the five paragraphs of Item 4a included in the Form 8-K dated July 31, 2001 of Ruby Mining Company (Commission File Number 0-7501) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

  /s/    Grant Thornton L.L.P.